Exhibit 23.1
Consent of Ernst & Young LLP Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements:
(1)	Registration Statement (Form S-3 Nos. 333-38246, 333-38218, 333-109682) of Spartech Corporation and Subsidiaries, and

(2)	Registration Statement (Form S-8 Nos. 33-61322, 333-60316, 333-60381, 333-30878, 333-113752) of Spartech Corporation and Subsidiaries
of our reports dated January 10, 2006, with respect to the consolidated financial statements and schedules of Spartech Corporation and Subsidiaries, Spartech Corporation and Subsidiaries management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Spartech Corporation and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended October 29, 2005.

/s/ Ernst & Young LLP

St. Louis, Missouri
January 10, 2006